UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 12, 2006
COREL CORPORATION
(Exact name of registrant as specified in its charter)

Canada	000-20562	98-0407194

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Carling Avenue Ottawa, Ontario
Canada	K1Z 8R7

(Address of principal executive offices)	(Zip Code)
(613) 728-0826
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURES

Section 2 – Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets
     On December 12, 2006, pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated August 28, 2006 by and among Corel Corporation, a corporation organized and existing under the laws of Canada (“Corel”), Iceland Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Corel (“Merger Sub”) and InterVideo, Inc., a Delaware corporation (“InterVideo”), Merger Sub merged with and into InterVideo, with InterVideo surviving as a wholly-owned subsidiary of Corel (the “Merger”).
     Pursuant to the terms of the Merger Agreement, each share of common stock of InterVideo (other than shares held by stockholders who exercise appraisal rights under Delaware law), in each case issued and outstanding immediately prior to the consummation of the Merger, converted into the right to receive $13.00 per share in cash. The aggregate value of the consideration to be paid to former InterVideo stockholders in connection with the Merger is approximately $198.6 million. Stock options to purchase InterVideo common stock converted upon completion of the Merger into stock options with respect to Corel common stock, after giving effect to an exchange ratio based on the consideration paid in the Merger. With the close of the transaction, InterVideo, which traded under the symbol “IVII”, ceased to be listed on the NASDAQ National Market.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(a) Financial Statements of Business Acquired
     The unaudited and audited financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on 8-K must be filed.
(b) Pro Forma Financial Information
     The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COREL CORPORATION
Date: December 13, 2006	By:	/s/ CHRISTOPHER DIFRANCESCO
		Name:	Christopher DiFrancesco
		Title:	Vice President, Legal, General Counsel and Secretary